Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PharmaCyte Biotech, Inc. on Form S-8 of our report dated August 13, 2024 with respect to our audit of the consolidated financial statements of PharmaCyte Biotech, Inc. as of and for the year ended April 30, 2024 appearing in the Annual Report on Form 10-K of PharmaCyte Biotech, Inc. for the year ended April 30, 2024.

/s/ Marcum LLP

Marcum LLP

Morristown, NJ

December 4, 2024